Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 3, 2018 by and between Taylor Morrison Home Corporation, a Delaware corporation (the “Company”) and each of the parties identified on Schedule I hereto (each a “Seller” and collectively, the “Sellers”).

Background

A. Each Seller desires to sell to the Company, at the price and upon the terms and conditions set forth in this Agreement, the number of common units (the “Common Units”) of TMM Holdings II Limited Partnership, a limited partnership formed under the laws of the Cayman Islands (the “Partnership”), and a corresponding number of shares of the Company’s Class B common stock, $0.00001 par value per share (the “Class B Common Stock”) set forth opposite such Seller’s name on Schedule I hereto (each such Common Unit together with its corresponding share of Class B Common Stock to be sold by such Seller, a “Purchased Interest” of such Seller);

B. The Company desires to purchase each Seller’s Purchased Interests at the price and upon the terms and conditions set forth in this Agreement (the “Purchases”);

C. The Company is conducting a public offering (the “Public Offering”) of shares of its Class A common stock (the “Underwritten Shares”) pursuant to an Underwriting Agreement, dated January 3, 2018 (the “Underwriting Agreement”);

D. The Company intends to use the proceeds received from the Public Offering to complete the Purchases.

E. The board of directors of the Company has approved the transactions contemplated by this Agreement for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which approval is intended to exempt each disposition by each Seller of its respective Purchased Interests to the extent that it or any person affiliated with it may be deemed an officer or director of the Company, including a “director by deputization,” from Section 16(b) of the Exchange Act.

THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Purchase.

(a) At the Closing (as defined below), subject to the satisfaction of the conditions and to the terms set forth in paragraphs l(b) and l(c) below, each Seller, severally and not jointly, hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of its right, title and interest in and to such Seller’s Purchased Interests, and the Company hereby agrees to purchase such Purchased Interests at a purchase price per Purchased Interest equal to the per share price at which the Company sells the Underwritten Shares to the underwriters in the Public Offering (the “Per Share Purchase Price”).

(b) The obligations of the Company to purchase the Purchased Interests from any Seller shall be subject to (i) the closing of the Public Offering, (ii) the representations and warranties of such Seller being true and correct in all material respects as of the Closing and (iii) such Seller having complied in all material respects with all of the covenants required to be performed by such Seller on or prior to the Closing.

(c) The closing of the sale of the Purchased Interests (the “Closing”) shall take place immediately following the closing of the Public Offering, at the offices of the Company, or at such other time and place as may be agreed upon by the Company and the Sellers.

(d) At the Closing, each Seller shall deliver to the Company or as instructed by the Company duly executed transfer powers relating to such Seller’s Purchased Interests and the Company agrees to deliver to such Seller the Applicable Purchase Price by wire transfer of immediately available funds to the account(s) specified in writing by such Seller. “Applicable Purchase Price” means, with respect to any Seller, the product of the Per Share Purchase Price and the aggregate number of Purchased Interests being sold by such Seller pursuant to the terms of this Agreement.

(e) Neither the Company nor any of its affiliates intends to withhold any amounts payable pursuant to this Agreement pursuant to Sections 1445 or 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Internal Revenue Service issues a Notice of Proposed Adjustment (or similar Notice) that the Company was required to withhold and remit tax under Section 1445 or Section 1446(f) of the Code on the proceeds payable to a Seller pursuant to this Agreement, then at the Company’s request, such Seller shall use commercially reasonable efforts to provide within 30 days evidence (intended to be sufficient to satisfy the requirements of United States Treasury Regulations Section 1.1445-1(e)(3) or any similar provision of Unites States Treasury Regulations issued under Section 1446(f)) that such Seller has filed all federal income tax returns required to be filed by such Seller (and paid all federal income tax shown as due from such Seller on such returns) with respect to the Purchase from such Seller pursuant to this Agreement; provided, however, at the election of such Seller, such Seller may provide any such evidence directly to the Internal Revenue Service and not to the Company or any other third-party.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants as of the date hereof to the Sellers that:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement, and except, in the case of clauses (i) and (ii), as would not reasonably be expected to have a material adverse effect on (A) the business, operations, results of operations, properties, assets or condition (financial or otherwise) of the Company, the Partnership and its subsidiaries, taken as a whole, or (B) the ability of the Company to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”); and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not reasonably be expected to have a Material Adverse Effect.

3. Representations of the Sellers. In connection with the transactions contemplated hereby, each of the Sellers, severally and not jointly, represents and warrants to the Company as of the date hereof and covenants and agrees that:

(a) Such Seller is duly organized and existing under the laws of its jurisdiction of organization.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by such Seller of this Agreement and for the sale and delivery of the Purchased Interests to be sold by such Seller hereunder, have been obtained; and such Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Purchased Interests to be sold by such Seller hereunder, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of such Seller’s obligations hereunder.

(c) This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) The sale of the Purchased Interests to be sold by such Seller hereunder and the compliance by such Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property or assets of such Seller is subject as of the date hereof, (ii) nor will such action result in any violation of the provisions of any organizational or similar documents pursuant to which such Seller was formed (to the extent such Seller is not an individual) or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller or the property of such Seller; except in the case of clause (i) or clause (ii), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of such Seller’s obligations hereunder.

(e) As of the date hereof and immediately prior to the delivery of the Purchased Interests to the Company at the Closing, such Seller holds good and valid title to the Purchased Interests to be sold at the Closing or a securities entitlement in respect thereof, and holds, and will hold until delivered to the Company, such Purchased Interests free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Purchased Interests (including by crediting to a securities account of the Company) and payment therefor pursuant hereto, assuming that the Company has no notice of any adverse claims within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), (A) under 8-501 of the UCC, the Company will acquire a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Purchased Interests purchased by the Company and (B) no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Company.

(f) Such Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Purchases. Such Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Purchases, and has had full access to such other information concerning the Purchases as it has requested. Such Seller has received all information that it believes is necessary or appropriate in connection with the Purchases. Such Seller is an informed and sophisticated party and has engaged, to the extent such Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Such Seller acknowledges that such Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of such Seller in this Agreement.

4. Termination. This Agreement shall automatically terminate and be of no further force and effect in the event that the conditions in paragraph 1(b) of this Agreement have not been satisfied on or prior to January 8, 2018.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Sellers:

At the address listed for each Seller on Schedule I hereto.

To the Company:

Taylor Morrison Home Corporation

4900 North Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

Attention: Darrell C. Sherman, Esq.

Executive Vice President, Chief Legal Officer and Secretary

Facsimile: (866) 390-2612

E-mail: dsherman@taylormorrison.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: John C. Kennedy

Facsimile: (212) 757-3990

E-mail: jkennedy@paulweiss.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Sellers and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the federal court of the Southern District of New York (provided, that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in New York, New York), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided, that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and each of the Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Sellers shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

Company:

Taylor Morrison Home Corporation

By:	/s/ Sheryl D. Palmer
Name:	Sheryl D. Palmer
Title:	Chairman and Chief Executive Officer

[Signature Page to Purchase Agreement]

Sellers:

TPG TMM Holdings II, L.P.

By: TPG TMM Holdings II GP, ULC, its general partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

[Signature Page to Purchase Agreement]

Sellers:

OCM TMM Holdings II, L.P.

By: OCM TMM Holdings II GP, ULC, its general partner

By:	/s/ Jason Keller
Name: Jason Keller
Title: Authorized Signatory

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

[Signature Page to Purchase Agreement]

SCHEDULE I

Seller	Address	Purchased Interests
TPG TMM Holdings II, L.P.	TPG Global, LLC 301 Commerce Street, Suite 3300 Fort Worth, TX 76102 Attention: Adam Fliss Facsimile: (415) 438-6893 E-mail: afliss@tpg.com With a copy (which shall not constitute notice) to: Ropes & Gray LLP The Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 Attention: Alfred O. Rose Julie H. Jones Facsimile: (617) 951-7050 E-mail: Alfred.rose@ropesgray.com Julie.jones@ropesgray.com	5,500,000

OCM TMM Holdings II, L.P.	Oaktree Capital Management, L.P. 333 South Grand Ave., 28th Floor Los Angeles, CA 90071 Facsimile: (213) 830-6293 E-mail: kliang@oaktreecapital.com with a copy (which shall not constitute notice) to: Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Attention: Jasmine Ball Facsimile: (212) 909-6836 E-mail: jball@debevoise.com	5,500,000

[Schedule I to Purchase Agreement]